Exhibit 99.1

Contact:	T. May Kulthol Starbucks Coffee Company (206) 318-7100 mkulthol@starbucks.com
Starbucks Shareholders Approve Management Proposal to Elect Directors Annually

SEATTLE; Feb. 8, 2006 – Starbucks Corporation (NASDAQ: SBUX) announced today that its shareholders overwhelmingly approved management’s proposal to amend its articles of incorporation and eliminate the classification of the Company’s Board of Directors. The declassification means that all directors will be elected to one-year terms beginning with the 2007 Annual Meeting.
“Management’s proposal to declassify the Board demonstrates Starbucks Board of Directors commitment to good corporate governance practices,” said Howard Schultz, Starbucks chairman. “The Board believes that the annual election of directors is a primary means for shareholders to influence corporate governance policies and hold management accountable for implementing those policies.”
Currently, the Board of Directors is divided into three classes, with the directors in each class standing for election at every third annual meeting of shareholders. To facilitate the transition from classified three-year terms to non-classified one-year terms, each director whose term would not otherwise expire at the 2007 Annual Meeting has agreed to tender his or her resignation effective immediately prior to the 2007 Annual Meeting.
About Starbucks Coffee Company
Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 10,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Starbucks Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drink, and a line of superpremium ice creams through its joint-venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products—innovative superpremium Tazo® teas and exceptional Starbucks Hear Music™ compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.
###